Exhibit j under Form N-1A
                                               Exhibit 23 under Item 601/Reg S-K




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Investment Shares and Retirement Shares Prospectuses and under the caption "Independent Registered Public Accounting Firm" in the Investment Shares and Retirement Shares Statement of Additional Information in Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A, No. 2-66437) of Edward Jones Money Market Fund, and to the incorporation by reference of our report dated April 19, 2007 on Edward Jones Money Market Fund included in the Annual Report to Shareholders for the fiscal year ended February 28, 2007.


/s/ Ernst & Young, LLP
Boston, Massachusetts
April 24, 2007